                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 8, 1999

                          MINDSPRING ENTERPRISES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                       0-27890                 58-2113290
-----------------------------        -------------          --------------------
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)

              1430 WEST PEACHTREE ST., SUITE 400, ATLANTA, GA 30309
              -----------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (404) 815-0770
                                                          ----------------



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(b)      Pro Forma Financial Information.

                          INDEX TO FINANCIAL STATEMENTS

MINDSPRING ENTERPRISES, INC.

Unaudited Pro Forma Financial Data....................................... F-1
Unaudited Pro Forma Statement of Operations for the six months ended
        June 30, 1999.................................................... F-2


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                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following pro forma statement of operations for the six months ended June 30, 1999 reflects the acquisition by MindSpring of certain assets of NETCOM On-Line Communication Services, Inc.'s Domestic Subscriber Operations as if it had occurred on January 1, 1999. The pro forma financial information does not purport to represent what MindSpring's consolidated results of operations would have been if the acquisition had in fact occurred on this date, nor does it purport to indicate MindSpring's future consolidated financial position or future consolidated results of operations. The pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable.


                                     F-1
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                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                      (In Thousands, Except Per Share Data)

                                    MindSpring      NETCOM       Subtotal    Adjustments(a)    Pro Forma
                                    ----------     --------      --------    --------------    ---------
Revenues                              147,292        18,857       166,149             -          166,149
                                     --------      --------      --------      --------         --------
Costs and expenses:
   Selling, general and
     administrative                    70,028        13,131        83,159             -           83,159
   Cost of revenue                     50,518         7,669        58,187             -           58,187
   Depreciation and amortization       45,258         4,156        49,414         9,605 (b)       55,900
                                                                                 (3,119)(c)
                                     --------      --------      --------      --------         --------
                                      165,804        24,956       190,760         6,486          197,246
                                     --------      --------      --------      --------         --------
Operating income (loss)               (18,512)       (6,099)      (24,611)       (6,486)         (31,097)
                                     --------      --------      --------      --------         --------
Interest income (expense), net          1,487           450         1,937             -            1,937
                                     --------      --------      --------      --------         --------
Income before income tax expense      (17,025)       (5,649)      (22,674)       (6,486)         (29,160)
Income tax expense                      6,640             -         6,640             -            6,640
                                     --------      --------      --------      --------         --------
Net income                            (10,385)       (5,649)      (16,034)       (6,486)         (22,520)
                                     ========      ========      ========      ========         ========
Shares:
Primary                                59,899                                     2,995 (d)       62,894
Diluted                                59,899                                     2,995 (d)       62,894

EPS:

Primary                              $  (0.17)                                                  $  (0.36)
                                     ========                                                   ========

Diluted                              $  (0.17)                                                  $  (0.36)
                                     ========                                                   ========

(a) Adjustments have not been made to cost of revenue and selling, general and administrative costs since the amounts that would have been incurred by MindSpring are not readily determinable. However, such cost incurred by NETCOM may not be indicative of the costs that would have been incurred by MindSpring. Accordingly, cost of revenue and selling, general and administrative costs incurred by MindSpring in future periods may be materially different from the amounts reflected in the pro forma financial statements.

(b) Reflects the preliminary purchase price allocation based on $245 million to be paid via $30 million in stock, $115 million in cash, and $100 million in borrowings under a line of credit facility. In addition to the customer subscriber base, the Company is acquiring $3.3 million of accounts receivable and other current assets, $0.2 million of other non-current assets, certain fixed assets ($17.2 million) and assuming certain liabilities ($6.3 million) of NETCOM, which have also been included in this allocation based on management's estimate of their fair market value. All other assets and liabilities are not being acquired. Represents additional amortization based on preliminary purchase price allocation for NETCOM using a three-year amortization period.

                                        F-2
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(c)  Represents the adjustment to conform the accounting policy of the acquired company to those of MindSpring with respect to depreciable lives as well as to adjust the historical depreciation for the assets not being acquired.

(d)  Reflects (i) 5.25 million shares of common stock issued in April 1999 and
     (ii) 385 thousand shares issued in conjunction with the NETCOM acquisition as if such shares were outstanding since January 1, 1999. Also, excludes the effect of stock options for purposes of the diluted earnings per share calculation since the effect for pro forma purposes is antidilutive.


                                     F-3
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MINDSPRING ENTERPRISES, INC.


                                          /s/ Juliet S. Reising
                                          ----------------------------------
                                          Juliet S. Reising
                                          Executive Vice President and Chief
                                          Financial Officer


Date: October 8, 1999